Exhibit 99.1

Syntroleum Corporation
March 2, 2010 Conference Call Script

Operator

Good morning. My name is John, and I will be your conference operator today. At this time, I would like to welcome everyone to the Syntroleum Corporation Conference Call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press “star” * then the number 1 on your telephone keypad.  If you would like to withdraw your question, press the pound key.

Thank you. I will now turn the call over to Karen Gallagher Syntroleum’s Principal Financial Officer. Ms. Gallagher, you may begin your conference.

Karen Gallagher

Good morning and thank you for joining us today. Remarks for today’s call will be presented by:

•	Syntroleum’s President and Chief Executive Officer, Gary Roth, followed by

•	Jeff Bigger, Senior Vice President of Business Development, who will provide an update on our Dynamic Fuels Geismar Plant,

•	Ron Stinebaugh, Senior Vice President of Finance and Acquisitions, who will provide an update on the Geismar plant’s economics, and

•	Karen Gallagher, Senior Vice President and Principal Financial Officer, who will report the financial results for of the year ended 2009.

Before I turn the call over to Gary, I would like to remind everyone that during this call, we will make certain forward-looking statements, as well as use historical information. Words such as “believe,” “estimate,” “expect,” “intend,” “plan,” “anticipate,” “could,” or “should” are intended to identify forward-looking statements. Although Syntroleum believes that expectations reflected in these forward-looking statements are reasonable, these statements involve risks and uncertainties. Future results may differ materially from those projected in these forward-looking statements. You are encouraged to refer to our SEC filings, including our most recent Annual Report on Form 10-K, for a full disclosure of these risks and uncertainties.

Syntroleum Conference Call Script—March 2, 2010

I will now turn the call over to Gary Roth for opening remarks.

Gary Roth

Thank you Karen.

Let me summarize our results over this year and provide you with an update of activities at Dynamic Fuels our venture with Tyson Foods.

•	The first plant under our Dynamic Fuels venture is now projected for Mechanical Completion to occur in May or June of 2010. We expect full rate production to occur during the 3rd quarter of 2010. The primary reason for the delay has been due to the installation of piping to connect the installed equipment and reactors. Piping installation has been slower than planned and remains the critical path task to completing the project.

•	The impact of the delay has been to add approximately $9 million to the installed cost of the plant and $11 million to financing and working capital costs, which results in total project costs of $170 million. We and our partner Tyson have committed to an additional investment of $10 million each to cover this cost overrun.

•	Our engineers generated $4.9 million in technical services revenue for 2009. We have focused our engineering efforts and allocated business development resources to the completion of the Dynamic Fuels plant in 2010.

•	Our operating activities generated $12.6 million in cash flow for the year 2009.

•	We have completed removal of equipment from the Catoosa Demonstration Facility in accordance with our contract with Sinopec and have shipped all components to China.

Syntroleum Conference Call Script—March 2, 2010

We have received total payments from Sinopec of $17 million in 2009 and expect receipt of $2.75 million in March of 2010. The remaining $250 thousand will be received after the equipment clears customs in China. We expect to begin training of Sinopec personnel on our Fischer Tropsch process in March 2010.

•	Finally, the Company has a cash balance of $25.0 million as of December 31, 2009 compared to $10.1 million at year end 2008.

We are focused on the Dynamic Fuels program and have allocated a majority of our resources to the completion of the Dynamic Fuels plant. The CDF equipment is in transit to China and will be utilized for continued research and development related to Syntroleum’s Fischer-Tropsch technology.

I will now turn the call over to Jeff Bigger to update you on the status of our Dynamic Fuels venture with Tyson Foods.

JEFF BIGGER
Dynamic Fuels

Thank you, Gary.

As previously reported, LCON Constructors is the general contractor for the Geismar plant and responsible for engineering and construction, which includes piping installation. In response to the delays, Dynamic Fuels has renegotiated its contract with LCON. LCON’s remaining scope of work is being converted to a fixed price lump sum contract of $8.8 million and LCON will make delay payments to Dynamic Fuels of up to $1.8 million if the project is not mechanically complete by May 5, 2010 and up to an additional $0.8 million if the plant does not achieve final completion by June 5, 2010.

During the delay we will incur an additional $11 million dollars in overhead and financing costs, which includes 44 full time Dynamic Fuels staff. We are actively working to reduce these overall costs as well as construction costs. For example,

Syntroleum Conference Call Script—March 2, 2010

•	We have increased the owners’ presence on the site to 9 supervisory personnel.

•	We are utilizing all Dynamic Fuels staff instead of subcontractors to assist in completing the project;

We previously reported to you engineering, procurement and construction on a percentage complete basis. As of January 31, 2010, Engineering and procurement are substantially complete. Construction is 76% complete and overall the project is 84% complete.

I will now turn the call over to Ron Stinebaugh to update you on the economics of our Geismar project.

Ron
Bio-Synfining™ Plant Economics

Thanks, Jeff.

Anticipated economics for the Geismar plant, which we have reported previously, are based on our target plan for the plant. The average cash margins, based on this target plan, are substantially similar to those we last showed you in November 2009. These economics remain posted on our web site. As we near full scale operation, the actual economics at Geismar will be influenced by both regulatory and market forces and will be reflected by our reported financial results.

From a regulatory perspective, our economics will be impacted by the renewal of the $1.00 per gallon tax subsidy for renewable diesel and the $.50 per gallon tax subsidies for naphtha and LPG and how the market reacts to the implementation of the Renewable Fuels Standard 2, also known as RFS2. The tax subsidies expired at the end of 2009. The House passed an extension of these subsidies in December. The Senate is currently working to extend these subsidies, retroactive to January 1. The EPA finalized the new RFS2 rules on February 3, 2010. Under these rules, the quota for 2010 for biomass based diesel, which includes renewable diesel, is approximately 650 million gallons increasing to 1 billion gallons for 2012. To track these volumes, each batch of renewable fuel is assigned a Renewable Identification Number or RIN. The value of a RIN per gallon will be set by the market, and this value will impact our economics. The current value of a 2010 RIN is approximately 30 cents per gallon.

Syntroleum Conference Call Script—March 2, 2010

From a market perspective, Geismar economics will be impacted mostly by the product prices our fuels receive and feedstock prices. With respect to product prices, Dynamic Fuels is negotiating off-take arrangements with potential buyers of our fuel. We expect to finalize these arrangements in the next two months. With respect to feedstock prices, the anticipated economics we have shown in the past have assumed a fixed target feedstock slate. The actual feedstock slate will change daily based upon market price and availability. These feedstocks typically may include beef tallow, choice white grease, poultry fat, yellow grease and brown grease.

Now I will turn the call over to Karen.

Karen Gallagher

Thanks, Ron.

We announced our results for the year ended December 31, 2009, reporting a cash balance of $25.0 million compared to a cash balance of $10.1 million at December 31, 2008. This increase is primarily due to

•	The collection of $19.0 million in initial payments associated with technology agreements;

•	Collection of $4.9 million from engineering services revenues, and

•	Receipt of $9.0 million from the sale of equities,

•	Offset by the investment of $6.0 million to Dynamic Fuels made on April 1st.

We generated $12.6 million in cash flow from our operating activities for the year ended December 31, 2009 compared to using $2.8 million in cash flow for the same period last year. Our current receivable balance is $3.3 million from executed contracts.

Syntroleum Conference Call Script—March 2, 2010

For the year ended December 31, 2009, the Company reported net income of $5.0 million, or 7 cents per share, compared to a net loss of $4.1 million, or 7 cents per share, for the same period last year. Total revenue was $27.4 million in 2009 compared to $4.9 million and operating expenses were $15.0 million compared to $13.3 million for the same period last year. Included in operating expense is $4.2 million in non-cash performance based stock compensation compared to $2.4 million for the same period last year.

At December 31, 2009 we recorded a loss of $4.2 million from our 50 percent investment in Dynamic Fuels. Expenses incurred include overheads and financing costs, which include marking the interest rate swap to market, which is a non-cash expense. The swap fixes the interest rate of the bonds at 2.19% for the first five years of the project with declining swap coverage. The average interest rate on the bonds for the Dynamic fiscal year 2009 was 0.38%. Dynamic capitalizes costs associated with the construction of the plant.

We also incurred a loss from foreign currency translation adjustments from our license with the Commonwealth of Australia which is denominated in Australian dollars. This loss was $3.0 million but has no cash impact to the Company.

We executed on our goals in 2009 and are focusing all of our efforts on the completion of the Dynamic Fuels plant in 2010. The generation of significant cash flows from operating activities and investments has allowed the Company to satisfy our financial investment in Dynamic Fuels. The work of our staff and business development team continues to generate recurring revenues and cash flows that support the total operations of the Company.

Thank you for your attendance today. We will now open up the call for questions.

Operator — Q&A

At this time, I would like to remind everyone, in order to ask a question, please press “star” * then the number 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster.

Syntroleum Conference Call Script—March 2, 2010

When there are no more questioners in the queue, the operator should say the following:

At this time, there are no further questions.  I will turn the call back over to Ms. Gallagher for any closing remarks.

Gary
Closing Remarks

Thank you for joining us on today’s conference call.

If you have any additional questions, please call Ron Stinebaugh at 918-764-3406.

We appreciate your interest in Syntroleum.